SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

    Name:    Ayco Series Trust

    Address of Principal Business Office (No. & Street, City, State, Zip Code):

         One Wall Street, Albany, New York 12205-3894

    Telephone Number (including area code):

         (800) 235-3412

    Name and address of agent for service of process:

         Margaret M. Keyes, One Wall Street, Albany, New York 12205-3894

    Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  |X|          NO  ||

                                   SIGNATURES

                  Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the State of New York on the 31st day of August, 2000.

                                   Ayco Series Trust

                                   /s/ John Breyo
                                   --------------------------------------------
                                   By:      John Breyo
                                   Title:   Chief Executive Officer and Trustee

Attest:


/s/ Margaret M. Keyes
--------------------------
By:      Margaret M. Keyes
Title:   Deputy General Counsel
         The Ayco Company, L.P.